Filed Pursuant to Rule 433
Registration Statement No. 333-140456
Dated April 3, 2007
Amended Final Indicative Term Sheet
GS Light Energy Enhanced Strategy USD Denominated Buffer Bond
3.0 years
April 3, 2007
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

Issuer:	Eksportfinans
Form:	US Medium Term Note
Trade Date:	March 23, 2007
Issue Date:	April 9, 2007
Final Valuation Date:	April 1, 2010
Maturity Date:	April 9, 2010
Issue Size:	$11,539,000

Issue Price:	100.00% for the initial tranche ($10,619,000 on March 23, 2007) 100.41% for the second tranche ($920,000 on April 3, 2007)
Underwriting Fee:	0.25%
Net Proceeds:	99.75%

Coupon:	0.00% on an annual bond basis

Buffer Level:	70% of GS Light Energy Enhanced Strategy Begin Level
Upside Participation:	1.33x Upside Participation
Bond Cap:	150.54% of Principal

Redemption at Maturity:	If the closing value of the S&P GS Light Energy Enhanced Strategy on Final Valuation Date is greater than or equal to the Buffer Level:
MAX (100% of principal, 100% principal + 100% of principal x Participation
x ((Strategy End - Strategy Begin)/Strategy Begin)
Up to a maximum redemption of the Bond Cap

Otherwise, if the closing value of the S&P GS Light Energy Enhanced Strategy on Final Valuation is lower than the Buffer Level:
100%* (Strategy End/Strategy Begin)/Buffer Level

GS Light Energy Enhanced Strategy Begin	194.25
GS Light Energy Enhanced Strategy End	The closing value of the GS Light Energy Enhanced Strategy taken by Calculation Agent on the close of business 5 days prior to the Maturity Date.

Minimum Denominations:	$10,000 (and $1,000 thereafter)
Calculation Agent:	Goldman Sachs International
Dealer:	Goldman Sachs & Co.
Business Days:	New York
Business Day Convention:	Modified Following

Hypothetical Examples of Redemption Values at Maturity:

				Hypothetical
	GSLE Enhanced Strategy	% Change	Redemption (%)	Return(annual)
	330.23	70.00%	150.54%	14.61%
	310.80	60.00%	150.54%	14.61%
	291.38	50.00%	150.54%	14.61%
	271.95	40.00%	150.54%	14.61%
	268.07	38.00%	150.54%	14.61%
	252.53	30.00%	139.90%	11.84%
	233.10	20.00%	126.60%	8.18%
	223.39	15.00%	119.95%	6.25%
	213.68	10.00%	113.30%	4.25%
	207.85	7.00%	109.31%	3.01%
	203.96	5.00%	106.65%	2.17%
	200.08	3.00%	103.99%	1.31%
Strike	194.25	0.00%	100.00%	0.00%

	174.83	-10.00%	100.00%	0.00%
	165.11	-15.00%	100.00%	0.00%
	135.99	-29.99%	100.00%	0.00%
Buffer Level	135.98	-30.00%	100.00%	0.00%

	135.78	-30.10%	99.86%	-0.05%
	97.13	-50.00%	71.43%	-10.61%
	48.56	-75.00%	35.71%	-29.05%
	0.00	-100.00%	0.00%	-100.00%
(THIS NOTE IS NOT PRINCIPAL PROTECTED)
Prior to maturity, the value of the bond will reflect changes in a number of factors including interest rates and the value of GS Light Energy Enhanced Strategy